UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.     Other Events

        On June 4, 2001 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES
DEFINITIVE AGREEMENT FOR SALE OF MEXICAN OPERATIONS

METAIRIE, LA, June 4, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has entered into a definitive agreement for the sale of its Mexican operations. The net proceeds from the sale will be approximately US$ 70 million. The net proceeds will be used to repay debt in accordance with the Company's deleveraging strategy. The Company expects to recognize a small gain or loss on the sale, although the exact amount will depend upon the exchange rate of the Mexican peso and the U.S. dollar at the time of closing. The transaction is scheduled to close in approximately 60 days and is subject to customary closing conditions and a 45-day antitrust review period under Mexican antitrust laws.

William E. Rowe, President and Chief Executive Officer, stated, "We are delighted to be selling our businesses to Jardines del Tiempo, S.A. de C.V., one of the largest death care providers in Mexico. We are confident that they will continue to provide the same high level of service and value to the families in Mexico that we have been privileged to serve."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 612 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results on Tuesday, June 5, 2001, at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 982-3472. From outside the continental United States, call (703) 871-3022. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until July 5, 2001. Additional investor information is available at http://www.stewartenterprises.com.

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SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
June 4, 2001	/S/ MICHAEL G. HYMEL Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller